Exhibit 10.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS AGREEMENT (INDICATED BY “[***]”) BECAUSE TAYSHA GENE THERAPIES, INC. HAS DETERMINED SUCH INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

OPTION AGREEMENT

This Option Agreement (this “Agreement”) is dated as of October 21, 2022 (the “Effective Date”) by and between Taysha Gene Therapies, Inc., with a place of business at 3000 Pegasus Park Drive, Suite 1430, Dallas, Texas 75247 (“Taysha”) and Audentes Therapeutics, Inc. (d/b/a Astellas Gene Therapy) with its principal place of business at 600 California Street, 17th Floor, San Francisco, CA 94108 (“Astellas”). Taysha and Astellas may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS

WHEREAS, Taysha is a gene therapy company that engages in the research, development and manufacturing of proprietary biopharmaceutical and therapeutic products;

WHEREAS, in addition to other programs, Taysha has in development two proprietary programs, one for the treatment of giant axonal neuropathy (“GAN”) and one for the treatment of Rett syndrome (“Rett”);

WHEREAS, Astellas desires to obtain (1) two options from Taysha to exclusively license the rights to develop, manufacture, commercialize and otherwise exploit Taysha products for the treatment of GAN and the treatment of Rett and (2) certain rights with respect to a Change of Control (as defined below) of Taysha, in each case ((1) and (2)), as set forth more specifically herein;

WHEREAS, Taysha is willing to grant such options and rights pursuant to the terms set forth herein; and

WHEREAS, the Parties are entering into the Securities Purchase Agreement (the “SPA”) concurrently herewith.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINED TERMS

In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated below:

1.1

“120 GAN Product Diligence Package” means the documents and materials furnished to Astellas or its Affiliates in the electronic data room in connection with its or their diligence prior to the Effective Date with respect to the 120 GAN Product.

1.2	“Affiliate” has the meaning provided in the SPA.

1.3

“Business Day” means any day except Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in Japan or the state of New York generally are authorized or required by law or other government actions to close.

1.4

“Commercially Reasonable Efforts” means, with respect to the activities of Taysha with respect to the research, development, manufacturing and commercialization of the 102 Rett Product, the carrying out of such activities in a sustained and diligent manner and using efforts and resources which are typically used in the biopharmaceutical industry for companies of a comparable condition and size similarly situated in the same industry as Taysha in the research, development, manufacture and commercialization of products of comparable market potential to the 102 Rett Product. Commercially Reasonable Efforts requires that Taysha, at a minimum, (a) assign responsibility for the applicable activities to qualified employees, (b) set goals and objectives for carrying out such activities, and (c) allocate adequate resources designed to meet such goals and objectives.

1.5

“Control” means, with respect to products, intellectual property, regulatory documentation, data or information, that Taysha or any of its Affiliates (a) owns or has a license, sublicense or other right to such products, intellectual property, regulatory documentation, data or information and (b) has the ability to provide, grant a license or sublicense to, or assign its right, title and interest in and to, such products, intellectual property, regulatory documentation, data or information as provided for in this Agreement or any subsequent license agreement as expressly contemplated herein with respect to either Option, as applicable, without violating the terms of any other agreement with any third party from whom Taysha or its Affiliate acquired or licensed such, products, intellectual property, regulatory documentation, data or information. Notwithstanding anything in this Agreement to the contrary, if Taysha undergoes a Change of Control, Taysha shall not be deemed to Control any products, intellectual property, regulatory documentation, data or information that are owned or controlled by any acquiring third party, or such acquiring third party’s Affiliates (other than Affiliates of Taysha prior to such Change of Control), either prior to or following such transaction, and all such products, intellectual property, regulatory documentation, data and information are expressly excluded from the Options granted herein and any license agreement to be entered into arising from the exercise of either Option; provided that the foregoing shall not apply to any products, intellectual property, regulatory documentation, data or information which is (i) used by Taysha or any of its Affiliates, before or after the effective date of the Change of Control, in the research, development, manufacture or commercialization of any GAN Product or any Rett Product; (ii) Controlled by Taysha or its Affiliates prior to the effective date of the Change of Control (including any modification, improvement or derivation thereof); or (iii) without limitation to the foregoing, owned or controlled by such acquiring third party or its Affiliates as a result of a license or other grant of rights by Taysha or any of its Affiliates existing prior to the effective date of the Change of Control.

1.6	“FDA” means the United States Food and Drug Administration and any successor entity thereto.

1.7	“Female Pediatric Study” means the clinical trial of the 102 Rett Product in female subjects under the age of eighteen (18) years old consisting of [***].

1.8

“GAN Product” means (a) the product known, as of the Effective Date, as TSHA-120 (the “120 GAN Product”) and any backup products with respect thereto for use in the treatment of GAN; or (b) any other gene therapy product for use in the treatment of GAN (i) Controlled by Taysha or any of its Affiliates or (ii) with respect to which Taysha or any of its Affiliates Controls intellectual property rights covering the Exploitation thereof.

1.9

“Rett Data Package” means, with respect to the Rett Products, as applicable, an information package that includes the following: (a) all material data (including, for clarity, non-clinical data, clinical data and chemistry, manufacturing and controls data) and analyses thereof generated by or on behalf of Taysha or its Affiliates with respect to such products; (b) a detailed summary of such data and analyses, including with respect to safety and efficacy of such products; (c) a schedule identifying all third party intellectual property rights then-known to Taysha or any of its Affiliates that may be required to develop, manufacture or commercialize such products; (d) any written notices received from a third party alleging that Exploitation of such products may infringe or misappropriate the intellectual property rights of such third party; (e) copies of any then-existing agreements between Taysha or any of its Affiliates and any third party for the in-license or acquisition of any intellectual property rights for use in the Exploitation of such products; (f) any then-existing protocols and designs (including statistical analysis plans) for anticipated clinical studies with respect to such products; (g) a summary of then-anticipated development activities for such products; (h) any market analyses conducted by Taysha or any of its Affiliates with respect to such products; (i) any regulatory documentation Controlled by Taysha or any of its Affiliates with respect to such products; (j) a schedule of all then-existing patents and patent applications Controlled by Taysha or any of its Affiliates that claim or cover such products, any component thereof or the Exploitation of any of the foregoing; and (k) a list of third party contract manufacturers used with respect to such products and copies of any then-existing agreements with such third parties with respect to such products, in each case ((a)-(k)), anywhere in the world.

1.10

“Rett Development Plan” means the detailed written plan for any research, development, manufacturing and commercialization activities related to the 102 Rett Product during the Rett Option Period and any Option Negotiation Period with respect to the Rett Option, which plan shall (a) identify the research, development, manufacturing and commercialization objectives, the timelines to achieve such objectives and the activities to be conducted in support of such objectives, and (b) contain a detailed budget identifying the costs and expenses associated with such research, development, manufacturing and commercialization activities (the “Rett Budget”).

1.11

“Rett Product” means (a) the product known, as of the Effective Date, as TSHA-102 (the “102 Rett Product”) and any backup products with respect thereto for use in the treatment of Rett; or (b) any other gene therapy product for use in the treatment of Rett (i) Controlled by Taysha or any of its Affiliates or (ii) with respect to which Taysha or any of its Affiliates Controls intellectual property rights covering the Exploitation thereof.

1.12

“Safety and Efficacy Readout Data” means the report containing all safety and efficacy data from the six (6)-month initial observation period from subjects treated in cohort 1 of the Female Pediatric Study.

1.13	“Type B Meeting” means the end of phase 2 meeting between Taysha and the FDA in response to Taysha’s meeting request sent to the FDA on September 19, 2022 for the 120 GAN Product.

1.14

“Type B Meeting Information” means (a) the minutes from the Type B Meeting, (b) all written feedback from the FDA with respect to the Type B Meeting and (c) all briefing documents sent by Taysha to the FDA with respect to the Type B Meeting.

1.15

“Upstream In-License” means any agreement with a third party pursuant to which Taysha or any of its Affiliates have in-licensed material intellectual rights necessary or reasonably useful for the Exploitation of the GAN Products or the Rett Products, including (a) any such agreement requiring future milestone, royalty or other payments with respect to a GAN Product or Rett Product, (b) the HHF License (as defined in the GAN Key Terms), (c) the Abeona Rett License (as defined in the Rett Key Terms) and (d) the Research, Collaboration & License Agreement dated as of November 19, 2019 by and between The Board of Reagents of the University of Texas System and Taysha, as amended on April 2, 2020 (the “UT License”).

ARTICLE 2

CONSIDERATION

2.1

Upfront Payment. As partial consideration for the rights granted to Astellas hereunder, Astellas will pay to Taysha a one (1)-time payment in the amount of twenty million United States dollars ($20,000,000) (the “Upfront Payment”) within thirty (30) days after receipt of an invoice for the Upfront Payment, which invoice shall be delivered to Astellas on or after the Effective Date and shall include wire transfer instructions for Astellas to pay such amount.

2.2

Right of Offset. Astellas or any of its Affiliates shall have the right, in its or their discretion and upon written notice to Taysha, to offset the amount of the Upfront Payment (in whole or in part, until the full amount of the Upfront Payment has been offset) against (a) any payment(s) owed to Taysha or any of its Affiliates (or to any third party on behalf of Taysha) under or in connection with any license agreement entered into with respect to any GAN Product or Rett Product, including, any upfront payment, milestone payment or royalties owed to Taysha or any of its Affiliates (or to any third party on behalf of Taysha) under or in connection with any such license agreement or (b) any amount owed to Taysha or any of its Affiliates in connection with a Change of Control transaction with Astellas or any of its Affiliates.

ARTICLE 3

OPTION

3.1

GAN Option Grant to Astellas. In partial consideration for the Parties entering into the SPA and the Upfront Payment, Taysha hereby grants to Astellas, during the GAN Option Period, an exclusive option to obtain an exclusive, worldwide, royalty- and milestone-bearing right and license (a) to research, develop, make, have made, use, sell, offer for sale, have sold, import, export and otherwise exploit (collectively, “Exploit”) any GAN Product and (b) under any intellectual property rights Controlled by Taysha or any of its Affiliates with respect to such Exploitation (the “GAN Option”).

3.1.1

Exercise of the GAN Option. Astellas may exercise the GAN Option by providing written notice to Taysha of its GAN Option exercise (the “GAN Exercise Notice”) at any time during the period commencing on the Effective Date and (subject to extension under Section 3.1.3 or the last sentence of this Section 3.1.1) ending at [***] after the GAN Data Package Delivery Date (the “GAN Option Period”). Subject to any ongoing bona fide negotiations between the Parties pursuant to Article 4 (during which the GAN Option Period shall be tolled), in the event that Astellas does not provide its written GAN Exercise Notice within the GAN Option Period to Taysha, such GAN Option shall expire.

3.1.2

Updates and Meetings. During the GAN Option Period and any Option Negotiation Period with respect to the GAN Option, within [***] Taysha shall (a) deliver to Astellas a written report containing a summary of all material research, development, manufacturing and commercialization activities conducted with respect to GAN Products during such calendar month (if any); provided that if at any time during the GAN Option Period and any Option Negotiation Period with respect to the GAN Option, Taysha becomes aware of any new information related to the 120 GAN Product that is reasonably likely to materially impact the development or commercialization of the 120 GAN Product, Taysha shall promptly provide such information to Astellas, but in any event in no more than [***] after Taysha becomes aware of such information; and (b) promptly notify Astellas of any meeting with the FDA related to the 120 GAN Product and, [***]. During the GAN Option Period and any Option Negotiation Period with respect to the GAN Option, at Astellas’ reasonable written request, Taysha shall promptly (i) meet with Astellas to discuss the contents of any such report and any activities with respect to any GAN Product; or (ii) deliver to Astellas any additional information reasonably requested by Astellas with respect to any GAN Product; provided that such information is Controlled by Taysha or any of its Affiliates, including any data generated in any such research, development, manufacturing or commercialization activities.

3.1.3

GAN Data Package. Without limiting Taysha’ obligations set forth in Section 3.1.2, Taysha shall (a) from the Effective Date until expiration of the GAN Option Period (or any Option Negotiation Period with respect to the GAN Option), continue to provide Astellas access to the electronic data room containing the 120 GAN Product Diligence Package and (b) within [***] after receipt of the Type B Meeting Information by Taysha or its Affiliate, provide Astellas with a true, complete and correct copy of such Type B Meeting Information (the 120 GAN Product Diligence Package and the copy of the Type B Meeting Information, collectively, the “GAN Data Package”, and the date that Astellas receives the Type B Meeting Information, the “GAN Data Package Delivery Date”). If Astellas determines that items are missing from the GAN Data Package, then, within [***] after Astellas’ request (which may be made via email) and provided that such information is Controlled by Taysha or any of its Affiliates, Taysha shall add such items to the electronic data room [***].

3.2

Rett Option Grant to Astellas. In partial consideration for the Parties entering into the SPA and the Upfront Payment, Taysha hereby grants to Astellas, during the Rett Option Period, an exclusive option to obtain an exclusive, worldwide, royalty- and milestone-bearing right and license (a) to Exploit any Rett Product and (b) under any intellectual property rights Controlled by Taysha or any of its Affiliates with respect to such Exploitation (the “Rett Option”, together with the GAN Option, the “Options” and individually, each, an “Option”).

3.2.1

Rett Development Plan. The initial Rett Development Plan is attached as Exhibit A. Taysha shall use Commercially Reasonable Efforts to complete all activities set forth in the Rett Development Plan, in accordance therewith (including the timelines set forth therein and the Rett Budget). Astellas’ prior written consent (which may be provided by email) shall be required for any material deviation from the Rett Development Plan, including any material deviation from the Rett Budget; provided that Taysha shall promptly inform Astellas of any planned deviation from the Rett Development Plan, including any planned deviation from the Rett Budget.

3.2.2

Exercise of Rett Option. Astellas may exercise the Rett Option by providing written notice to Taysha of its Rett Option exercise (the “Rett Exercise Notice”, together with the GAN Exercise Notice, each an “Exercise Notice”) at any time during the period commencing on the Effective Date and (subject to extension under Section 3.2.4 or the last sentence of this Section 3.2.2) ending at [***] after the Rett Data Package Delivery Date (the “Rett Option Period”). Subject to any ongoing negotiations between the Parties pursuant to Article 4 (during which the Rett Option Period shall be tolled), in the event that Astellas does not provide its written Rett Exercise Notice within the Rett Option Period to Taysha, such Rett Option shall expire.

3.2.3

Updates and Meetings. During the Rett Option Period and any Option Negotiation Period with respect to the Rett Option, [***] Taysha shall (a) deliver to Astellas a written report summarizing Taysha’s progress with respect to the Rett Development Plan and Rett Budget, which report shall include all material research, development, manufacturing and commercialization activities conducted with respect to Rett Products during such calendar quarter, as well as the results of any clinical studies or material non-clinical studies; provided that if at any time during the Rett Option Period and any Option Negotiation Period with respect to the Rett Option, Taysha becomes aware of any new information related to the 102 Rett Product that is reasonably likely to materially impact the development or commercialization of the 102 Rett Product, Taysha shall promptly provide such information to Astellas[***] after Taysha becomes aware of such information; and (b) promptly notify Astellas of any meeting with the FDA related to the 102 Rett Product and, to the extent allowed by applicable law and unless otherwise not possible based on the requested timing from the FDA[***]. During the Rett Option Period and any Option Negotiation Period with respect to the Rett Option, at Astellas’ reasonable written request, Taysha shall promptly (i) meet with Astellas to discuss the contents of any such report and any activities with respect to any Rett Product; or (ii) deliver to Astellas any additional information reasonably requested by Astellas with respect to any Rett Product; provided that such information is Controlled by Taysha or any of its Affiliates, including any data generated in any such research, development, manufacturing or commercialization activities.

3.2.4

Rett Data Package. Without limiting Taysha’ obligations set forth in Section 3.2.3, within (a) [***] after delivery to Astellas of the Safety and Efficacy Readout Data, which Taysha shall so deliver to Astellas [***] after such data becomes available or (b) [***] after Astellas’ written request, if such request is delivered to Taysha prior to the delivery to Astellas of the complete Safety and Efficacy Readout Data, in each case, ((a) and (b)), Taysha shall grant Astellas access to an electronic data room containing the information then available comprising the Rett Data Package (the date that Astellas receives such access, the “Rett Data Package Delivery Date”). If Astellas determines that items are missing from what has then been provided as the Rett Data Package, then, within [***] after Astellas’ request (which may be made via email), Taysha shall add such items to the electronic data room [***]. Following the Rett Data Package Delivery Date, Taysha shall promptly update the Rett Data Package during the remainder of the Rett Option Period, and any Option Negotiation Period with respect to the Rett Option, to incorporate any new information that would have been included in the Rett Data Package if such new information had existed as of the Rett Data Package Delivery Date , which updates shall be made [***] after generation or receipt of any such new information by Taysha or any of its Affiliates.

3.3

Option Negotiation Period. For a period of [***] from the date that Taysha receives the applicable Exercise Notice or such longer period as the Parties may mutually agree in writing (each, an “Option Negotiation Period”), the Parties shall negotiate in good faith the terms and conditions of an agreement for Astellas to obtain an exclusive, worldwide, royalty- and milestone-bearing right and license to Exploit GAN Products or Rett Products, as applicable, which agreement shall be consistent with the terms and conditions (a) set forth in Exhibit B (the “GAN Key Terms”), in the case of GAN Products or (b) set forth in Exhibit C (the “Rett Key Terms”), in the case of Rett Products. If the Parties are unable to enter into such an agreement by the end of the [***] of the applicable Option Negotiation Period, then (i) Astellas shall have the right, during the remainder of such Option Negotiation Period, to refer such matter for resolution by baseball arbitration in accordance with Exhibit D and (ii) if Astellas makes such referral, the Option Negotiation Period shall be deemed to continue until [***].

3.4

No Implied License. Each Party acknowledges that the rights granted in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to any know-how, patent or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof.

ARTICLE 4

CHANGE OF CONTROL

4.1

Right of First Offer. During the Rett Option Period, Taysha will not (a) solicit or encourage any inquiries, offers or proposals for, or that could reasonably be expected to lead to, a Change of Control, or (b) otherwise initiate a process for a potential Change of Control, in each case without first notifying Astellas in writing (a “ROFO Notice”) and offering Astellas the opportunity to submit an offer or proposal to Taysha for a transaction that would result in a Change of Control pursuant to Section 4.4. If Astellas fails or declines to submit any such offer within fifteen (15) Business Days following the receipt of a ROFO Notice (the “ROFO Consideration Period”), which period may be shortened or extended by mutual written agreement of the Parties, Astellas hereby consents to Taysha soliciting other third party bids for a Change of Control transaction.

4.2

Notice of Offer. If, during the Rett Option Period, at any time prior to delivery of a ROFO Notice, Taysha receives an offer or proposal for a transaction from a third party that would, or could reasonably be expected to, result in a Change of Control (a “Third Party Offer”), Taysha shall immediately notify such third party of Astellas’ rights under this Option Agreement and shall promptly, but no later than one (1) Business Day following the receipt of such offer or proposal, notify Astellas in writing of receipt of such offer or proposal and, unless contractually prohibited, the terms thereof, including, if applicable, the price per share offered and the total value of any future milestone payments (a “Third Party Offer Notice”). If Astellas (a) fails to respond to such Third Party Offer Notice, or (b) does not make a competing offer or proposal to Taysha for a transaction that would result in a Change of Control, in each case within fifteen (15) Business Days following the receipt of a Third Party Offer Notice, which period may be shortened or extended by mutual written agreement of the Parties (the “Third Party Offer Consideration Period”), Astellas hereby consents to Taysha pursuing such Third Party Offer. Notwithstanding anything contained herein, in the event that the terms of any Third Party Offer materially change at any time following the expiration of the Third Party Offer Consideration Period, Taysha shall promptly, but no later than one (1) Business Day following the receipt of such materially amended terms, notify Astellas in writing of receipt of such materially amended Third Party Offer and provide Astellas with a subsequent fifteen (15) Business Day period to consider the amended Third Party Offer.

4.3

Competing Instrument. During the Rett Option Period, Taysha may not enter into (a) any letter of intent, agreement, contract or commitment (whether or not binding) with respect to a Change of Control or (b) any agreement, contract or commitment that could impede the ability of Astellas to effect a Change of Control (a “Competing Instrument”), unless Taysha promptly notifies Astellas, in writing, at least five (5) Business Days before entering into a Competing Instrument. Such notice shall include the terms of such Competing Instrument, unless contractually prohibited, including, if applicable, the price per share and the total value of any future milestone payment.

4.4

Negotiation. If, during the Rett Option Period (or the ROFO Consideration Period, if later), Astellas submits an offer to Taysha for a transaction that would result in a Change of Control of its own accord or in response to a ROFO Notice, Astellas and Taysha will attempt to negotiate in good faith the potential terms and conditions for such a potential transaction that would result in a Change of Control for a period of forty-five (45) days, which period may be shortened or extended by mutual written agreement of the Parties (the “COC Negotiation Period”). Until the expiration of the COC Negotiation Period, Taysha shall not enter into, engage in, facilitate, continue or otherwise participate in any discussions or negotiations with any Persons other than Astellas regarding a Change of Control.

4.5

Definitive Agreement. The Parties hereby acknowledge and agree that (a) the Parties shall have no obligation to enter into a definitive agreement concerning a Change of Control, and any obligations of the Parties to effect a Change of Control shall be subject to the execution of definitive agreements with respect to such Change of Control and the receipt of all necessary approvals, including, if required, approval of the holders of the capital stock of Taysha; and (b) the Parties have the right to engage any appropriate advisors in connection with a proposed Change of Control, including, but not limited to, seeking a customary fairness opinion.

4.6	Definitions. For purposes of this Article 4, the following terms shall have the following meanings.

4.6.1

“Change of Control” means (a) a consolidation, business combination, merger or similar transaction of Taysha or any subsidiary with or into any other corporation or other entity or Person, or any other corporate reorganization; (b) any transaction or series of related transactions in which 50% or more of Taysha’s voting power is transferred or becomes beneficially owned by any Person or group; or (c) the sale or transfer of all or substantially all of Taysha’s assets or any asset that is material to Taysha and its subsidiaries, taken as a whole, or the exclusive license of substantially all of Taysha’s intellectual property that is material to Taysha and its subsidiaries, taken as a whole.

4.6.2

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

ARTICLE 5

CONFIDENTIALITY

5.1

Existing Confidential Disclosure Agreement. The terms and conditions of the Existing CDA, as modified by this Section 5.1, shall govern the confidentiality and use of information disclosed by or on behalf of a Party or any of its Affiliates to the other Party or any of its Affiliates or representatives in connection with this Agreement. The terms and conditions of the Existing CDA are hereby incorporated by reference; provided, however, that, for purposes of this Agreement: (a) the performance of a Party’s obligations or exercise of a Party’s rights under this Agreement shall be deemed to be within the scope of the “Potential Business Arrangement” (and the evaluation thereof) under the Existing CDA (and, for clarity, each Party shall be permitted to use the Confidential Information of the other Party as is reasonably necessary to perform its obligations or exercise its rights under this Agreement); (b) the “Disclosure Period” under the Existing CDA shall be deemed to be the Term and (without limitation to the following clause (c)) any period thereafter during which a Party performs obligations or exercises rights under this Agreement; (c) the obligations under the Existing CDA shall apply for a period of five (5) years after the Effective Date (for clarity, of this Agreement); and (d) Section 8 (No Representations) of the Existing CDA shall not be valid and shall be superseded by the representations, warranties and covenants set forth in this Agreement and the SPA with respect to information disclosed on or after the Effective Date; provided that, for purposes of such representations, warranties and covenants, any information included in the GAN Data Package or the Rett Data Package shall be deemed to have been disclosed to Astellas on or after the Effective Date. “Existing CDA” means the Confidential Disclosure Agreement entered into by and between the Parties will an Effective Date of June 21, 2022. In the event of a conflict between the terms of the Existing CDA (as modified by this Section 5.1) and the terms of this Agreement (without incorporation of the Existing CDA), the terms of this Agreement shall govern.

ARTICLE 6

TERM

6.1

Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in full force and effect until the latest of: (a) expiration of both the GAN Option Period and Rett Option Period (for clarity, whether or not the GAN Option or the Rett Option are exercised); and (b) in the event that the GAN Option or Rett Option is exercised, the earlier of (i) expiration of the Option Negotiation Period(s) for any and all exercised Option(s), and (ii) execution of an agreement between the Parties (or their Affiliates), in accordance with Section 3.3, with respect to any and all exercised Option(s).

6.2

Effects of Expiration. Expiration of this Agreement shall not relieve the Parties of any obligation or liability that, at the time of expiration, has already accrued hereunder, or which is attributable to a period prior to the effective date of such expiration. Without limitation to the foregoing, Articles 1, 4 and 5 and 8, and Sections 2.2, 3.4 and this Section 6.2 shall survive expiration of this Agreement.

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1

Mutual Representations and Warranties. Each Party hereto represents and warrants to the other Party that: (a) it has the full right, power and authority to enter into this Agreement and perform its obligations hereunder, (b) the execution and delivery of this Agreement has been authorized by all requisite corporate or company action of such Party, and (c) this Agreement is and will remain a valid and binding obligation of such Party, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

7.2	Additional Representations and Warranties of Taysha.

7.2.1	The representations and warranties made by Taysha to Astellas pursuant to Article 2 of the SPA (and any related definitions) are hereby incorporated by reference.

7.2.2	Taysha further represents and warrants to Astellas as of the Effective Date that:

(a)

neither Taysha nor any of its Affiliates has entered into any agreement with a third party, whether written or oral, pursuant to which it assigned, transferred, licensed, conveyed, or otherwise granted any rights to develop, manufacture or commercialize any GAN Product or any Rett Product, other than with (i) a service provider contracted to perform development or manufacturing services on behalf of Taysha or its Affiliates and (ii) in the case of the 120 GAN Product, the National Institute of Neurological Disorders and Stroke (under that certain Amended and Restated Clinical Trial Agreement between Taysha and National Institute of Neurological Disorders and Stroke effective September 15, 2021), each of which has been disclosed to Astellas;

(b)

the 120 GAN Product Diligence Package is true and correct and does not omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading;

(c)

the intellectual property, regulatory documentation, data and information Controlled by Taysha with respect to the Exploitation of the GAN Products and the Rett Products constitute all of the intellectual property, regulatory documentation, data and information owned by or licensed (or sublicensed) or optioned to Taysha or any of its Affiliates that are necessary or reasonably useful for such Exploitation;

(d)

the products Controlled by Taysha for use in the treatment of GAN or Rett constitute all of the products owned by or licensed (or sublicensed) or optioned to Taysha or any of its Affiliates for the treatment of GAN or Rett; and

(e)

Taysha has provided to Astellas true and complete copies of all Upstream In-Licenses. All Upstream In-Licenses are in full force and effect and, except for any modifications or amendments provided to Astellas in writing, have not been modified or amended. Neither Taysha nor its Affiliates nor, to the best of Taysha’s knowledge, any third party licensor under any Upstream In-License, is in material breach of such Upstream In-License (including, for clarity, any diligence obligations thereunder).

7.3	Covenants of Taysha. Taysha hereby covenants to Astellas, on behalf of itself and its Affiliates, that:

7.3.1

Taysha shall not, and shall cause its Affiliates not to, enter into, discuss or negotiate any agreement, written or oral (including with respect to any assignment, transfer, license, conveyance or other encumbrance of Taysha’s or any of its Affiliate’s right, title or interest in or to any intellectual property rights that claim or cover a GAN Product, a Rett Product or the Exploitation thereof), that would conflict with, limit or otherwise diminish the rights granted to Astellas under this Agreement (including the rights granted to Astellas under Article 3 or Article 4);

7.3.2

each of the GAN Data Package (as of the GAN Data Package Delivery Date) and the Rett Data Package (as of the Rett Data Package Delivery Date) shall be true, complete and correct and shall not omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading;

7.3.3

Taysha (a) shall not, and shall cause its Affiliates not to, engage, in any capacity in connection with any GAN Product or Rett Product, any third party that is debarred or subject to debarment by any regulatory authority and (b) shall promptly notify Astellas in writing if (i) it or any of its Affiliates becomes debarred or subject to debarment by any regulatory authority or (ii) any third party engaged by Taysha or any of its Affiliates in any capacity in connection with any GAN Product or Rett Product becomes debarred or subject to debarment by any regulatory authority;

7.3.4

Taysha and its Affiliates shall conduct, and shall cause their respective contractors and consultants to conduct, all development and manufacture of the GAN Products and Rett Products, including any and all non-clinical and clinical studies, in accordance with applicable law;

7.3.5

during the Term, Taysha shall, and shall cause its Affiliates to, prioritize the allocation of the proceeds from the Upfront Payment to funding the research, development, manufacture and commercialization of Rett Products in accordance with the Rett Development Plan (including the Rett Budget); and

7.3.6

Taysha shall, and shall cause its Affiliates to, maintain in good standing, and not materially breach, each Upstream In-License. Taysha shall promptly notify Astellas in writing if Taysha or any of its Affiliates sends or receives a notice of material breach under any Upstream In-License. Taysha shall not, and shall cause its Affiliates not to, amend or modify any Upstream In-License in a manner that would adversely affect Astellas’ rights hereunder without first obtaining Astellas’ written consent.

ARTICLE 8

ADDITIONAL PROVISIONS

8.1

Disclaimer. EXCEPT AS OTHERWISE PROVIDED HEREIN (OR IN THE SPA OR THE REGISTRATION RIGHTS AGREEMENT), NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON-INFRINGEMENT OR TITLE.

8.2

Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. The Parties are independent contractors and at no time will either Party make commitments or incur any charges or expenses for or on behalf of the other Party.

8.3

Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

8.4

Third Party Beneficiary. No party, other than Taysha or Astellas, shall be entitled to any rights whatsoever by virtue of the relationships created by or arising under this Agreement, including, without limitation, rights as a third party beneficiary.

8.5

Successors and Assignment. The terms and provisions hereof shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns. Neither Party may assign or transfer this Agreement or any of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other Party; provided that (a) Astellas shall have the right to assign this Agreement to an Affiliate and (b) either Party shall have the right to assign this Agreement to a third party that acquires all or substantially all of the business or assets of such Party to which this Agreement relates. Any assignment not in accordance with this Section 8.5 shall be void.

8.6

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

8.7

Entire Agreement of the Parties; Amendments. This Agreement and its Exhibits, and the Existing CDA (as incorporated by reference pursuant to Section 5.1), together with the SPA and the Registration Rights Agreement entered into concurrently herewith, constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. In the event of a conflict between the terms and conditions of the SPA or the Registration Rights Agreement and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern with respect to the subject matter hereof. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

8.8

Governing Law; Dispute Resolution. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding application of any conflict of laws principles that would require application of the law of a jurisdiction outside of the State of Delaware. If a dispute arises between the Parties concerning this Agreement, then the Parties will confer, as soon as practicable, in an attempt to resolve the dispute. If the Parties are unable to resolve such dispute amicably, then, except as otherwise provided in Section 3.3, the Parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in the District of Delaware.

8.9

Notices and Deliveries. Any notice or other communication of the Parties required or permitted to be given or made under this Agreement will be in writing and will be deemed effective when sent in a manner that provides confirmation or acknowledgement of delivery and received at the address set forth below (or as changed by written notice pursuant to this Section 8.9).

For Taysha:	with a copy to:

Contact for Notice: Taysha Gene Therapies, Inc. 3000 Pegasus Park Drive Suite 1430 Dallas, Texas 75247 Attn.: General Counsel	DLA Piper LLP (US) Attn: Lauren Murdza 1650 Market Street, Suite 5000 Philadelphia, PA 19103

For Astellas:	with a copy to:
Audentes Therapeutics, Inc.	Astellas US LLC
600 California Street, 17th Floor San Francisco, CA 94108	1 Astellas Way Northbrook, IL, 60062
Attn: President	Attention: General Counsel

8.10

Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

8.11

Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under law, but if any provision of this Agreement is held to be prohibited by or invalid under law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

8.12

Remedies. In the event of a breach or threatened breach by either Party of any of its obligations under this Agreement, the non-breaching Party, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to seek equitable relief, including an injunction or injunctions and specific performance of its rights under this Agreement. Each Party agrees that monetary damages may not provide adequate compensation for any losses incurred by reason of a breach or threatened breach by it of any of its obligations under this Agreement and hereby further agrees that, in the event of any action for equitable relief in respect of such a breach or threatened breach, it shall waive the defense that a remedy at law would be adequate.

8.13

Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. Unless otherwise indicated, “day” means “calendar day”. The term “or” is used in the inclusive sense (i.e., “and/or”).

8.14

Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. An electronic, including portable document format (PDF), copy of this Agreement, including the signature pages, will be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

TAYSHA GENE THERAPIES, INC.		AUDENTES THERAPEUTICS, INC.

By:	/s/ RA Session II	By:	/s/ Richard Wilson
Name: RA Session II		Name: Richard Wilson
Title: President and Chief Executive Officer		Title: Authorized Signatory

[Signature Page to Option Agreement]

Exhibit A

Rett Development Plan & Budget

Exhibit B

GAN Key Terms

Exhibit C

Rett Key Terms

Exhibit D

Baseball Arbitration Procedures